ROSS MILLER Secretary of State 204 North Carson Street, Suite 1 Carson City, Nevada 89701-4520 (775) 684-5708 Website: www.nvsos.gov

	Field in the office of	Document Number
20130598767-08
Filing Date and Time
	Ross Miller	09/12/2013 1:00 PM
	Secretary of State	Entity Numer
Certificate of Amendment	State of Nevada	E0314362012-9
(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation

For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

Aviana Corp.

2. The articles have been amended as follows: (provide article numbers, if available)

Article 1: The name of the corporation is: The Staffing Group Ltd.

Article 3 of the Articles of Incorporation is hereby amended by adding the following:

Upon the date of this Certificate of Amendment to the Articles of Incorporation becomes effective in accordance with the Nevada Revised Statutes, each issued and outstanding share of the common stock of the Corporation, par value $0.001 per share as of the designated record date shall be automatically surrendered and converted into 6.5679330328396600000 shares of the common stock of the Corporation, par value $0.001 per share.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 52.4%

4. Effective date and time of filing: (optional)	Date: ___________________	Time: ____________
(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X /s/ Brian McLoone
Signature of Officer Brian McLoone

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State Amend Profit-After Revised: 8-31-11